Exhibit 10.3

LEASE AGREEMENT BETWEEN

hightower phase I owner, LLC,

AS LANDLORD, AND

applied optoelectronics, inc.,

AS TENANT

DATED may 8, 2026

houston, TEXAS

BASIC LEASE INFORMATION

Lease Date:	May 8, 2026

Landlord:	HIGHTOWER PHASE I OWNER, LLC, a Delaware limited liability company

Tenant:	APPLIED OPTOELECTRONICS, INC., a Delaware corporation

Premises:	That certain building containing 228,954 rentable square feet, commonly known as Hightower Business Park - Phase I – Building 3 (the “Building”), and whose street address is 17255 Chimney Rock Road, Houston, Texas 77053. The Premises are outlined on the plan attached to the Lease as Exhibit A. The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, loading dock areas, roadways, any rail tracks associated with the Building and similar improvements and easements associated with the foregoing or the operation thereof.

Term:	123 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 123rd full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:	The earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, (b) the date on which the Work (as defined in Exhibit D hereto) is Substantially Completed (as defined in Exhibit D hereto), or (c) the date on which the Work would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit D hereto).

Basic Rent:	Basic Rent applicable to the Building shall be the following amounts for the following periods of time:

	Lease Month	Monthly Basic Rent Per Rentable Square Foot	Monthly Basic Rent
	1 - 3	$0.00	$0.00
	4 - 15	$0.64	$146,530.56
	16 - 27	$0.66	$152,025.46
	28 - 39	$0.69	$157,726.41
	40 - 51	$0.71	$163,641.15
	52 - 63	$0.74	$169,777.69
	64 - 75	$0.77	$176,144.36
	76 - 87	$0.80	$182,749.77
	88 - 99	$0.83	$189,602.89
	100 - 111	$0.86	$196,713.00
	112 - 123	$0.89	$204,089.73

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As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for which Basic Rent is payable for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

Additional Rent:	Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs.

Security Deposit:	$546,949.33.

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General industrial/warehouse use for the purpose of light manufacturing, receiving, storing, shipping and selling (but limited to wholesale sales) products, materials and merchandise made and/or distributed by Tenant, and related ancillary uses.

Tenant’s Proportionate Share:	100%.

Initial Liability Insurance Amount:	$3,000,000.

Tenant’s Address:	Applied Optoelectronics, Inc. 13139 Jess Pirtle Sugar Land, TX 77478 Attention: Ray Du Email:

Landlord’s Address:	Hightower Phase I Owner, LLC 750 Town & Country Blvd, Ste 520 Houston, TX 77024 Attention: Asset Manager - Hightower Telephone: Email:

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

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14.	Rules and Regulations		17
15.	Condemnation		17
	(a)	Total Taking	17
	(b)	Partial Taking - Tenant’s Rights	17
	(c)	Partial Taking - Landlord’s Rights	17
	(d)	Temporary Taking	17
	(e)	Award	18
16.	Fire or Other Casualty		18
	(a)	Repair Estimate	18
	(b)	Tenant’s Rights	18
	(c)	Landlord’s Rights	18
	(d)	Repair Obligation	18
	(e)	Abatement of Rent	19
17.	Personal Property Taxes		19
18.	Events of Default		19
	(a)	Payment Default	19
	(b)	Abandonment	19
	(c)	Estoppel	19
	(d)	Insurance	19
	(e)	Mechanic’s Liens	20
	(f)	Other Defaults	20
	(g)	Insolvency	20
19.	Remedies		20
	(a)	Termination of Lease	20
	(b)	Termination of Possession	20
	(c)	Perform Acts on Behalf of Tenant	21
	(d)	Suspension of Services	21
	(e)	Alteration of Locks	21
20.	Payment by Tenant; Non-Waiver; Cumulative Remedies		21
	(a)	Payment by Tenant	21
	(b)	No Waiver	22
	(c)	Cumulative Remedies	22
21.	Landlord’s Lien		22
22.	Surrender of Premises		.22

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23.	Holding Over		23
24.	Certain Rights Reserved by Landlord		23
	(a)	Building Operations	23
	(b)	Security	24
	(c)	Prospective Purchasers and Lenders	24
	(d)	Prospective Tenants	24
25.	Intentionally Omitted		24
26.	Miscellaneous		24
	(a)	Landlord Transfer	24
	(b)	Landlord’s Liability	24
	(c)	Force Majeure	24
	(d)	Brokerage	24
	(e)	Estoppel Certificates	25
	(f)	Notices	25
	(g)	Separability	25
	(h)	Amendments; Binding Effect; No Electronic Records	26
	(i)	Quiet Enjoyment	26
	(j)	Entire Agreement	26
	(k)	Waiver of Jury Trial	26
	(l)	Governing Law	26
	(m)	Recording	26
	(n)	Water or Mold Notification	27
	(o)	Joint and Several Liability	27
	(p)	Financial Reports	27
	(q)	Landlord’s Fees	27
	(r)	Telecommunications	27
	(s)	Confidentiality	28
	(t)	Authority	28
	(u)	Security Service	28
	(v)	List of Exhibits	28
	(w)	Prohibited Persons and Transactions	29
	(x)	Determination of Charges	29
	(y)	No Invasive Testing	29
	(z)	Counterparts	29
27.	Environmental Requirements		29
	(a)	Prohibition against Hazardous Materials	29
	(b)	Environmental Requirements	29
	(c)	Removal of Hazardous Materials	30
	(d)	Tenant’s Indemnity	30
	(e)	Inspections and Tests	31
28.	Parking		31

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LIST OF DEFINED TERMS

Page No.
Additional Rent	ii
Affiliate	1
Basic Lease Information	1
Basic Rent	i
Building	i
Building’s Structure	1
Building’s Systems	1
Casualty	18
Code Modification	9
Collateral	22
Commencement Date	i
Complex	3
Damage Notice	18
Default Rate	4
Environmental Requirements	29
Estimated Delivery Date	1
Event of Default	19
GAAP	13
Governmental Requirements	9
Hazardous Materials	30
including	1
Insurance Costs	15
Land	i
Landlord	1
Landlord’s Mortgagee	16
Law	1
Laws	1
Lease	1
Lease Month	ii
Loss	15
Mortgage	16
OFAC	10
Operating Costs	2
Operating Costs and Tax Statement	4
Permitted Transfer	12
Permitted Transferee	12
Permitted Use	ii
Premises	i
Primary Lease	16
Project	i
PSA	5
Punchlist Items	E-3
Rent	ii
Repair Period	18
Security Deposit	ii
Substantial Completion	D-1
Substantially Completed	D-1
Taking	17
Tangible Net Worth	13
Taxes	4
Telecommunications Services	27
Tenant	1
Tenant Party	1
Tenant’s Off-Premises Equipment	1
Tenant’s Proportionate Share	ii
Term	i
Transfer	10
UCC	22

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LEASE

This Lease Agreement (this “Lease”) is entered into as of May _8_, 2026, between Hightower Phase I Owner, LLC, a Delaware limited liability company (“Landlord”), and Applied Optoelectronics, Inc., a Delaware corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) set forth above are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all restrictive covenants affecting this Lease or the Project, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Additionally, subject to the terms of this Lease and Landlord’s rules and regulations therefor, Tenant and its employees and invitees shall have a non-exclusive license to use any applicable driveways, loading dock areas, roadways, rail tracks and other similar improvements designated by Landlord from time to time as common areas for the common use and enjoyment of all tenants and occupants of the Complex. In addition, notwithstanding anything in this Lease to the contrary, Tenant shall have the exclusive right to use, on a “24 hour a day”, “365 days a year” basis and without any additional charge, the following: (a) the loading facilities and areas exclusively serving the Premises, (b) the trash removal area labeled and shown on Exhibit A attached hereto as the “Tenant Trash Removal Area”, and (c) the parking areas (including trailer parking stalls) within the Project labeled and shown on Exhibit “A” attached hereto as the “Tenant Exclusive Parking Area” (so called herein).

3. Tender of Possession.

(a) Delivery. Landlord and Tenant anticipate the Work to be Substantially Complete on or about November 1, 2026 (the “Estimated Delivery Date”). If the Work is not Substantially Complete by the Estimated Delivery Date, then (1) the validity of this Lease shall not be affected or impaired thereby, (2) Landlord shall not be in default hereunder or be liable for damages therefor, and (3) Tenant shall accept possession of the Premises when the Work is Substantially Complete. Notwithstanding the foregoing, if the Work is not Substantially Complete by January 1, 2027, as extended one day for each Tenant Delay Day or day of Force Majeure (the “Outside Delivery Date”), Basic Rent will be abated, commencing with Lease Month 4, one (1) day for each day after the Outside Delivery Date that occurs before the date the Work is Substantially Complete (the “Actual Delivery Date”), and if the Actual Delivery Date has not occurred by July 1, 2027, then Tenant may terminate this Lease upon thirty (30) days’ advance written notice to Landlord but prior to the date on which Landlord Substantially Completes the Work; provided, however, that if the Actual Delivery Date occurs during such 30-day period, such termination shall be deemed rescinded and this Lease will continue in full force and effect. In the event of such termination, Landlord shall return to Tenant the Security Deposit and the Prepaid Rent within ten (10) days after the date of such termination, which obligation shall survive termination of this Lease. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any, and Landlord’s repair of latent defects of which Tenant provides Landlord written notice within one (1) year after the Actual Delivery Date. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (1) the Commencement Date and the expiration date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter and Landlord’s repair of latent defects of which Tenant provides Landlord written notice within one (1) year after the Actual Delivery Date); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent.

(b) Remeasurement. Within thirty (30) days after Substantial Completion of the Work, Landlord shall cause (at Landlord’s sole cost) its architect to measure the area of the Building in accordance with BOMA International and the Society of Industrial and Office Realtors Industrial Buildings: Standard Methods of Measurement (ANSI Z65.2-2025), using Exterior Wall Methodology (Method A), and provide a written certification of such measurement to Landlord and Tenant. The area stipulated therein (absent manifest error of which a party notifies the other in writing within ten (10) days following receipt of the initial written certification) shall be fully applicable and binding on the parties until after such time, if ever, as any such measurement is effected, following which event the new measurements, if they differ from those herein set forth, shall be applicable to future obligations only. Upon such measurement(s), the square footage of the Premises and all other provisions in this Lease which are based on the square footage of the Premises and/or Building shall be adjusted accordingly. Landlord shall provide Tenant ten (10) days advance notice of the date of such measurement and Tenant shall be permitted to have one or more representatives present during such measurement.

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4. Rent.

(a) Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord’s address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Rent shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable contemporaneously with the execution of this Lease (the “Prepaid Rent”); thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the fourth Lease Month. The monthly Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent (and Additional Rent) in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Rent for any fractional calendar month at the end of the Term shall be similarly prorated.

(b) Operating Costs.

(1) Tenant shall pay to Landlord Tenant’s Proportionate Share of the annual Operating Costs (defined below). Prior to each calendar year of the Term, Landlord shall make a good faith estimate of Tenant’s Proportionate Share of Operating Costs for the following calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Tenant’s Proportionate Share of Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, but not more than once a calendar year, Landlord may re-estimate the amount of Tenant’s Proportionate Share of Operating Costs to be due by Tenant and deliver a copy of the re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Proportionate Share of Operating Costs shall be adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Proportionate Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(2) The term “Operating Costs” means all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of senior building manager, engaged in the operation, maintenance or security of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Project), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) cost of all utilities (including fuel, gas, electricity, water, sewer, and other services) for the common areas and other non-tenant areas of the Project (e.g., mechanical, electrical and telecommunications rooms) as reasonably determined by Landlord; (D) repairs, replacements, and general maintenance of the Project including paving and parking areas, roads, roof repairs (Landlord is responsible for replacement of the roof as provided in Section 7), alleys and driveways, trash collection, sweeping and removal of trash for the common areas, mowing and snow removal, landscaping and exterior painting, the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting, and mechanical and plumbing systems serving the Project and, to the extent the following items serve more than one tenant in the Project, dock doors, drains and sump pumps; (E) fair market rental and other costs with respect to the management office for the Project; (F) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, and security of the Project (including alarm service, window cleaning, and elevator maintenance); (G) reasonable costs of professional services rendered for the general benefit of the Project; (H) environmental insurance or environmental management fees; (I) the cost of any insurance deductibles for insurance required to be maintained by Landlord; and (J) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any new interpretations of any Law hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion. The parties acknowledge the Project is part of an industrial park complex (the “Complex”), Operating Costs, Taxes (defined below) and Insurance Costs (defined below) for the Complex may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for (i) capital improvements made to the Project or the Complex, other than capital improvements described in Section 4(b)(2)(J) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies (if any), and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes); (vii) Taxes; (viii) Insurance Costs; (ix) renovating or otherwise improving space for occupants of the Project or the Complex or vacant space in the Project or the Complex; (x) [intentionally omitted]; (xi) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Complex to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis; (xii) costs of any impact or tap fees or any sewer or water connection fees for the benefit of any particular tenant in the Complex; (xiii) any costs incurred in the removal, containment encapsulation or disposal of or repair or cleaning or monitoring of areas affected by any Hazardous Materials unless same arise due to the acts or omissions of Tenant; (xiv) any costs incurred in connection with the original design, construction, and landscaping of the Complex; (xv) Landlord’s general corporate overhead and general administrative expenses; (xvi) wages, salaries, benefits, or other costs of employees above the grade of “building manager” or similar title; (xvii) any administrative or management fee(s) in excess of three percent (3%) of the gross revenue of the Complex; (xviii) reserves of any kind; or (xix) any costs necessitated by or resulting from the gross negligence or willful misconduct of Landlord, or its agents, contractors, or employees.

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(3) Tenant shall also pay Tenant’s Proportionate Share of the Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project or its operation (including the franchise tax set forth in V.T.C.A. Tax Code section 171.0001 et seq., as the same may be amended or recorded from time to time), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax, sales tax, or use tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the reasonable costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. Notwithstanding the foregoing, (i) Taxes will exclude income, margin, franchise inheritance, transfer, gift and “roll-back” or similar taxes, penalties or interest other than those attributable to Tenant’s failure to comply timely with its obligations under this Lease, (ii) in the event that any Taxes may be paid in installments, Tenant shall have the option to pay such Taxes in installments; and in such event, Tenant shall be liable only for those installments that are allocable to periods during the Term and become due and payable during the Term, and (iii) the Fort Bend County Municipal Utility District No. 168 (the “MUD”) tax rate for the Real Property shall not exceed $1.00 per $100.00 of taxable value.

(4) For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement, as set forth in Sections 41.413 and 42.015 of the Texas Tax Code. Landlord agrees to consult with a real estate tax consultant or advisor engaged by it from time to time and in the exercise of reasonable and prudent ownership judgment contest any unreasonable tax assessment to the extent such tax counsel advises Landlord that a reasonable basis exists therefor. Upon at least 10 days’ written request from Tenant, Landlord will confirm to Tenant by April 30 of any calendar year during the Term, whether it will protest or appeal the appraised value of the Project. If Landlord fails to respond to such inquiry by April 30 of any calendar year or responds to Tenant that it will not protest or appeal the appraised value of the Project, then notwithstanding the terms of this Section 2(b)(4), Tenant may protest or appeal the appraised value of the Project.

(5) By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs and Taxes for the previous year (the “Operating Costs and Tax Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for such year are less than Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.

(6) Notwithstanding the foregoing, commencing with the first full calendar year after the first anniversary of the Commencement Date, the amount of Controllable Expenses (defined below) for purposes of calculating Tenant’s Proportionate Share of Operating Costs under Section 4(b) shall not increase by more than seven percent (7%) over Tenant’s Proportionate Share of Controllable Expenses in the previous calendar year, cumulative and compounded. The term “Controllable Expenses” means all Operating Costs but excludes all expenses relating to the cost of utilities, security expenses, insurance, real estate taxes and assessments, and other expenses that are deemed by industry standards to be uncontrollable to the extent same constitute Operating Costs.

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(c) Audit Rights.

(1) Provided that no Event of Default is then outstanding, Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the sixty (60) day period following the delivery of the Operating Costs and Tax Statement (the “Inspection Period”), such of Landlord’s books of account and records as pertain to and contain information concerning the Operating Costs and Taxes for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord’s office upon at least fifteen (15) days prior written notice from Tenant to Landlord. Tenant shall also agree to follow Landlord’s reasonable procedures for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party’s calculation of the Operating Costs and Taxes. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant’s failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Operating Costs and Taxes.

(2) If Landlord’s calculation of the Operating Costs and Taxes or Tenant’s Proportionate Share thereof for the inspected calendar year was incorrect, the parties shall enter into a written agreement confirming such undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount. In the event of any errors on the part of Landlord that cost Tenant in excess of $5,000, Landlord will also reimburse Tenant for the costs of an audit reasonably incurred by Tenant (not to exceed $5,000) within the above thirty (30) day period. If Tenant provides Landlord with written notice disputing the correctness of Landlord’s statement, and if such dispute shall have not been settled by agreement within thirty (30) days after Tenant provides Landlord with such written notice, Tenant may submit the dispute to a reputable firm of independent certified public accountants selected by Tenant and reasonably approved by Landlord, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make correcting payment if Tenant overpaid such amount, and Tenant shall pay Landlord if Tenant underpaid such amount. The fees and expenses involved in such decision shall be borne by the party required to pay for the audit.

(3) Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (1) reasonably acceptable to Landlord, (2) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), and (3) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential. Nothing in this Section 4(c) shall be construed to limit, suspend or abate Tenant’s obligation to pay Rent when due, including Additional Rent.

5. Delinquent Payment; Handling Charges. All payments required of Tenant hereunder not received within three (3) business days of the date due shall bear interest from the date due until paid at the lesser of eighteen percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of (a) $50.00 or (b) five percent of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the interest and late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment within three (3) business days of the date due, until five days after Landlord delivers written notice of such delinquency to Tenant.

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6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord will assign the Security Deposit to the transferee and, upon such transfer and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit as provided by Law, Landlord thereafter shall have no further liability for the return of the Security Deposit. Notwithstanding anything to the contrary set forth herein, (i) if no Event of Default occurs during the first fifteen (15) Lease Months (i.e., the first twelve Lease Months during which Tenant is obligated to pay Basic Rent), then upon written request of Tenant, Landlord will reduce the Security Deposit by $155,493,77 and (ii) if no Event of Default occurs during Lease Months sixteen through twenty-seven, then upon written request of Tenant, Landlord will further reduce the Security Deposit by an additional $155,493.77, leaving a Security Deposit balance of $235,961.79. Each reduction in the Security Deposit will be applied by Landlord to Tenant’s next accruing installments of Basic Rent hereunder.

7. Landlord’s Maintenance Obligations. This Lease is intended to be a net lease; accordingly, Landlord’s maintenance obligations are limited to the replacement of the Building’s Structure; Landlord shall not be responsible for any such work until Tenant notifies Landlord of the need therefor in writing. The Building’s Structure does not include skylights, windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which shall be maintained by Tenant. Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work. Additionally, Landlord shall maintain the parking areas, and other common areas of the Building, including driveways, alleys, landscape and grounds surrounding the Premises and utility lines in a good condition, consistent with the operation of a bulk warehouse/industrial or service center facility, including maintenance, repair, and replacement of any rail tracks serving the Premises, the exterior of the Building (including painting), landscaping sprinkler systems, and any items normally associated with the foregoing. All costs in performing the work described in the foregoing sentence shall be included in Operating Costs. Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7, and Landlord shall not be responsible for performing such work until Tenant delivers to Landlord such notice. Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially reasonable discretion, determine the appropriate remedial action required of it to satisfy its maintenance obligations hereunder (e.g., Landlord shall, in its commercially reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action).

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8. Improvements; Alterations; Tenant’s Maintenance and Repair Obligations.

(a) Improvements; Alterations. Except for the Work to be performed pursuant to Exhibit D, all alterations and improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a). No alterations or additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, (3) the appearance of the Building’s common areas, or (4) the provision of services to other Building occupants. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole and absolute discretion. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Notwithstanding the foregoing, Tenant may, without Landlord’s consent, make non-structural alterations to the interior of the Premises (collectively, “Non-Structural Alterations”) provided that (i) the cost does not exceed two hundred thousand dollars ($200,000) for any one project, (ii) such alterations do not affect the Building’s Structure or the Building’s Systems and do not require issuance of a building permit, (iii) Tenant provides Landlord with prior written notice of its intention to make such alterations stating in reasonable detail the nature, extent and estimated cost of such alterations, together with, if applicable, the plans and specifications for the same (collectively, a “Non-Structural Alterations Notice”), and (iv) Tenant’s construction of such alterations otherwise complies with the terms of this Section 8. Notwithstanding the foregoing to the contrary, if requested by Tenant, Landlord shall not unreasonably withhold, condition or delay approval of the construction of building improvements on Reserve Tract 4.

(b) Repairs; Maintenance. Tenant shall maintain the Premises, including the loading areas and dock, and loading dock equipment in connection with the Premises, in a clean, safe, and operable condition, and shall not permit or allow to remain damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises, Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises including loading docks, sump pumps, dock wells, dock equipment and loading areas, dock doors, dock seals, overhead doors, “levellors” and similar leveling equipment, plumbing, water, fire sprinkler system, and sewer lines up to points of common connection, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems (including any evaporative units), and other building and mechanical systems serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. Upon written request of Tenant, Landlord will enforce for the benefit of Tenant, any warranties received by Landlord which are applicable to the portions of the Premises to be maintained by Tenant hereunder. If Tenant fails to perform any of its maintenance obligations hereunder and such failure continues for five (5) business days after written notice from Landlord (or such longer period as may be reasonably required provided Tenant commences to perform such required maintenance within such five (5) business-day period and proceeds diligently to completion), then Landlord may make the same at Tenant’s cost. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within 15 days after the occurrence of such damage (or such longer period as may be reasonably required provided Tenant commences to make such repairs or replacements within such 15-day period and proceeds diligently to completion), then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The reasonable costs of all maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

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(c) Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval will not be unreasonably withheld for contractors and subcontractors that maintain the insurance coverages in compliance with Exhibit I attached hereto. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, with such companies, and coverage in compliance with Exhibit I attached hereto. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the Building roof must be performed by Landlord’s roofing contractor, and will not be permitted if it would void or reduce the warranty on the roof.

(d) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Promptly following completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work costing in excess of $5,000. If a lien is filed, then Tenant shall, within twenty days after Landlord has delivered notice of the filing thereof to Tenant (or earlier, as necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of any fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises during the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

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(e) Janitorial Services. Tenant, at its sole expense, shall provide janitorial services to the Premises and shall maintain the Premises in a clean and safe condition. Tenant shall store all trash and garbage within the Tenant Trash Removal Area and shall, at its sole expense, arrange for the regular pickup of such trash and garbage pursuant to reasonable regulations established by Landlord from time to time. If Tenant fails to provide janitorial services to the Premises or trash removal services in compliance with the foregoing and such failure continues for more than five (5) days after written notice to Tenant (or more than twice in any 12-month period), Landlord, in addition to any other rights and remedies available to it, may provide such services, and Tenant shall pay to Landlord the cost thereof, plus an administrative fee equal to 15% of such cost, within ten days after Landlord delivers to Tenant an invoice therefor.

9. Utilities. Tenant shall pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Premises. Landlord shall, at Landlord’s expense, submeter water for the Premises and bill Tenant directly for its use of such utility service. To the extent any utility service for the Premises is submetered, the meter shall be read by Landlord or Landlord’s designee, and Tenant shall pay to Landlord, within 30 days after receipt of an invoice therefor, the cost of such service based on rates charged for such service by the utility company furnishing such service, including all fuel adjustment charges, demand charges and taxes. To the extent that any particular utility is not separately metered or submetered as provided above (e.g., water or sewer charges), Landlord shall, using its good-faith, reasonable judgment, allocate the expenses for such utility among the existing tenants of the Project based upon density, usage, and other factors in Landlord’s reasonable judgment. Tenant, at its expense, shall obtain all utility services for the Premises (other than utilities submetered or otherwise provided to the Premises by Landlord). Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises for more than five (5) consecutive business days because of the unavailability of any such service and such unavailability was caused by Landlord, its agents, employees or contractors, and restoration of such service is within the reasonable control of Landlord (a “Service Interruption”), then Tenant, as its exclusive remedy is entitled to a reasonable abatement of Rent for each consecutive day (after such 5 business-day period) that Tenant is so prevented from using the Premises. Notwithstanding anything herein to the contrary, Landlord shall use commercially reasonable efforts to restore the availability of any such service following an interruption, and Landlord shall use commercially reasonable efforts to coordinate any planned interruptions outside of normal business hours. Rent shall not abate by reason of the interruption, insufficiency, unavailability or discontinuance of such service if such unavailability or discontinuance was not caused by Landlord, its agents, employees or contractors and restoration of such service is not within the reasonable control of Landlord.

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10. Use and Compliance with Law.

(a) Use. Tenant shall use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems. The Premises shall not be used for any use which is disreputable, or creates extraordinary fire hazards, or for the storage of any Hazardous Materials (except as provided in Section 27 hereto). Outside storage, including storage of trucks or other vehicles, is prohibited without Landlord’s prior written consent. If, because of a Tenant Party’s acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Project.

(b) Compliance with Law.

(1) Existing Governmental Regulations. If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (collectively, “Governmental Requirements”) in existence as of the date of the Lease require an alteration or modification of the Premises (a “Code Modification”) and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord’s sole cost and expense.

(2) Governmental Regulations – Landlord Responsibility. If, as a result of one or more Governmental Requirements that are not in existence as of the date of this Lease, it is necessary from time to time during the Lease Term, to perform a Code Modification to the Building or the Project that (i) is not made necessary as a result of the specific use being made by Tenant of the Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Premises by Tenant, such Code Modification shall be performed by Landlord and cost thereof shall be included in Operating Costs.

(3) Governmental Regulations – Tenant Responsibility. If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Lease Term to perform a Code Modification to the Building or the Project that is made necessary as a result of the specific use being made by Tenant of the Premises or as a result of any alteration of the Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modification.

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11. Assignment and Subletting.

(a) Transfers. Except as provided in Section 11(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 11(a)(1) through 11(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy, (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing), (4) will not use the Premises, Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Project, (5) is not a governmental entity, or subdivision or agency thereof, (6) is not another occupant of the Building or Complex, (7) is in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto; and (8) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Complex, or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent to any proposed Transfer if any Event of Default by Tenant then exists.

(c) Request for Consent. At least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Within 30 days after written notice from Landlord, Tenant will reimburse Landlord for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer, not to exceed $2,500.00 per request for consent.

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(d) Conditions to Consent. If Landlord consents to a proposed Transfer, the proposed transferee shall deliver to Landlord a written agreement expressly assuming Tenant’s obligations hereunder; however, any transferee of less than all of the Premises shall be liable only for obligations under this Lease properly allocable to the space subject to the Transfer, for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease; Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while any part of the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant, and apply such rents against Rent. Tenant instructs its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense of such subtenant against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant has paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically, as a condition of its occupying or using any part of the Premises, to have agreed to be bound by the terms of this Section 11(e).

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(f) Cancellation. Landlord may, within 30 days after receipt of Tenant’s written request for Landlord’s consent to an assignment of the entire Premises for all or substantially of the remaining Term, cancel this Lease as to the portion of the Premises proposed to be assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date, relating to such portion of the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, if Landlord provides written notification to Tenant of its election to cancel this Lease as to any portion of the Premises as provided above, Tenant may rescind its proposed assignment of all or any portion of the Premises by notifying Landlord in writing within ten business days following Landlord’s written cancellation notice.

(g) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, the excess of (1) all rental compensation received by Tenant for a Transfer, less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

(h) Permitted Transfers. Notwithstanding Section 11(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease. No later than 30 days after the effective date of any Permitted Transfer, Tenant shall furnish Landlord with (A) copies of the instrument effecting such Permitted Transfer, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to such Transfer, (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee, and (D) evidence of compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, including the name and address of the Permitted Transferee and any entities and persons who own, control or direct the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 11.

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12. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of not less than $1,000,000 per occurrence, $1,000,000 general aggregate, $2,000,000 products/completed operations aggregate, $1,000,000 personal and advertising injury liability, and $100,000 fire legal liability or, following the expiration of the initial Term, such other amounts as Landlord from time to time reasonably requires (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises on a primary and non-contributory basis and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (B) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (C) insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (D) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (E) worker’s compensation insurance in accordance with the laws of the state in which the Premises are located, with Employer’s Liability insurance with limits of $1,000,000 Bodily Injury each Accident, $1,000,000 Disease each Employee, and $1,000,000 Disease– Policy Limit, (F) business interruption insurance in an amount not less than one hundred percent (100%) of all charges payable by Tenant under this lease for a period of twelve (12) months, (G) Automobile Liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit, (H) Umbrella/Excess Liability insurance, with a limit of $10,000,000 per occurrence and $10,000,000 annual aggregate on a following form basis in excess of the required Commercial General Liability, Automobile Liability, and Employer’s Liability coverages, and (I) Pollution liability insurance, with a limit of $1,000,000 limit is required if Tenant uses or stores any flammable or toxic chemicals or if otherwise requested by Landlord. Tenant shall furnish to Landlord certificates of such insurance least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall notify Landlord at least thirty (30) days before cancellation of any such insurance policies. All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with a Best’s rating of A+:VII or better. Tenant’s insurance requirements may be covered under a blanket insurance policy or policies covering other premises or insureds in addition to the Premises. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, and such failure continues for more than two (2) business days after written notice from Landlord, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord within thirty (30) days after written notice from Landlord, the premium costs thereof, plus an administrative fee of 15% of such cost.

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(b) Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Insurance Costs (defined below). The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any property insurance policy of the types described in this Section 12 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, inventory, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

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(d) Indemnity. Subject to Section 12(c), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss or loss of use of, any property or inconvenience (a “Loss”) occurring in or on the Project. This indemnity is intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Landlord and its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party. Tenant acknowledges that the decision as to whether to include dock locks, dock restraints or other safety-related equipment, fixtures or improvements in the Premises or elsewhere in the Building shall solely be the responsibility of Tenant, and Tenant shall indemnify, defend and hold harmless the Landlord Indemnitees from and against any and all claims, damages, causes of action, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) resulting from actual or threatened claims by third parties occasioned by injuries to any person and damage to, or theft or loss of, property occurring in or about the Premises or the Building to the extent caused or alleged to be caused by the failure of any such safety-related equipment, fixtures or improvements to be installed or maintained at the Building. This indemnity provision shall survive termination or expiration of this Lease. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s indemnification obligations.

(e) Cost of Landlord’s Insurance. Tenant shall pay Tenant’s Proportionate Share of the cost of the insurance carried by Landlord from time to time with respect to the Project (including other improvements and Landlord’s personal property used in connection therewith), which may include fire and extended coverage insurance (including extended and broad form coverage risks, mudslide, land subsidence, volcanic eruption, flood, earthquake and rent loss insurance) and comprehensive general public liability insurance and excess liability insurance, in such amounts and containing such terms as Landlord reasonably deems necessary or desirable (collectively, “Insurance Costs”). During each month of the Term, Tenant shall make a monthly payment to Landlord equal to 1/12th of Tenant’s Proportionate Share of Insurance Costs that will be due and payable for that particular year. Each payment of Insurance Costs shall be due and payable at the same time as, and in the same manner as, provided above for Tenant’s Proportionate Share of Operating Costs. The initial monthly payment of Insurance Costs is based upon Landlord’s good faith estimate of Tenant’s Proportionate Share of the estimated Insurance Costs for the remainder of the first calendar year. The monthly payment of Insurance Costs is subject to increase or decrease as determined by Landlord to reflect accurately Tenant’s Proportionate Share of estimated Insurance Costs. If, following Landlord’s receipt of the bill for the insurance premiums for a calendar year, Landlord determines that Tenant’s total payments of Insurance Costs are less than Tenant’s Proportionate Share of actual Insurance Costs, Tenant shall pay to Landlord the difference within thirty (30) days after written notice from Landlord; if Tenant’s total payments of Insurance Costs are more than Tenant’s Proportionate Share of actual Insurance Costs, Landlord shall retain such excess and credit it to Tenant’s future payments of Insurance Costs (unless such adjustment is at the end of the Term, in which event Landlord shall refund such excess to Tenant within thirty (30) days after expiration).

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13. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any Rent which Tenant has paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

(e) Non-Disturbance and Recognition. Landlord shall obtain an SNDA (defined below) in the form attached hereto as Exhibit G from the current Landlord’s Mortgagee, signed and acknowledge by Landlord and Landlord’s mortgagee, within sixty (60) days after the Effective Date; failing which, Tenant may terminate this Lease at any time (but before receiving such SNDA). Notwithstanding Section 13(a) above, any subordination of Tenant’s interest in the Lease to any future Primary Lease or Mortgage is subject to Tenant’s execution of a commercially reasonable Recognition, Non-Disturbance and Attornment Agreement (“RNDA”) and/or a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) by Tenant, Landlord and the other party(ies) to such Primary Lease or Mortgage, as applicable. Landlord also agrees to provide an RNDA and SNDA from any such parties who later come into existence after the Effective Date during the Term.

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14. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Complex, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party. To the extent of a conflict between the terms of this Lease and such rules and regulations, the terms of this Lease shall control.

15. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking. In the event of a termination under Section 15(a) of either or both of the other two lease agreements between Landlord and Tenant for the leasing of space in the Complex (the “Other Leases”), Tenant shall have the option to terminate this Lease by providing Landlord written notice to that effect within sixty (60) days after the date of such termination.

(b) Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, or if Landlord does not commit to repairing within 180 days after the date of the Taking any damage caused by the Taking and adversely affecting Tenant’s conducting business in the Premises, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 15(b). In the event Landlord exercises its termination right under Section 15(c) of either or both of the Other Leases, Tenant shall have the option to terminate this Lease by providing Landlord written notice to that effect within sixty (60) days after the date of such Landlord termination.

(d) Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant’s sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (1) compensates Tenant for its loss of use of the Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section.

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(e) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

16. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the cost and time needed to repair the damage caused by such Casualty.

(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 270 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If (i) a Casualty damages the Premises or a material portion of the Building, (ii) Tenant does not agree in writing within ten (10) business days after receipt of the Damage Notice to pay for the cost of repair of such damage and restoration of the Premises pursuant to this Section 16, and (iii) either (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord’s insurance policies plus applicable deductibles (provided Landlord carries the insurance required hereunder) or Landlord makes a good faith determination that restoring the Building would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee such that remaining insurance proceeds are insufficient to cover the costs of rebuilding, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. In the event Landlord exercises its termination right under Section 16(c) of either or both of the Other Leases, Tenant shall have the option to terminate this Lease by providing Landlord written notice to that effect within sixty (60) days after the date of such Landlord termination.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question (plus applicable deductible amounts). If this Lease is terminated under the provisions of this Section 16, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease). If Landlord does not complete the restoration of the Premises within 120 days after the time period estimated by Landlord to repair the damage caused by such Casualty as specified in the Damage Notice, as the same may be extended by force majeure or delays caused by a Tenant Party, Tenant may terminate this Lease by delivering written notice to Landlord and Landlord’s Mortgagee following the expiration of such 120-day period (as the same may be extended as set forth above) and prior to the date upon which Landlord substantially completes such restoration. Such termination shall be effective as of the date specified in Tenant’s termination notice (but not earlier than 30 days nor later than 90 days after the date of such notice) as if such date were the date fixed for the expiration of the Term. If Tenant fails to timely give such termination notice, Tenant shall be deemed to have waived its right to terminate this Lease, time being of the essence with respect thereto. Notwithstanding the foregoing, if upon the receipt of Tenant’s written election to terminate this Lease as provided in this Section 15.(d), Landlord reasonably believes it can complete the restoration of the Premises within 30 days following the receipt of such notice, Landlord may, in its sole discretion, elect to proceed with such restoration and, provided Landlord substantially completes such restoration within such 30-day period, Tenant’s election to terminate shall be null and void.

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(e) Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless the gross negligence or willful misconduct of a Tenant Party caused such damage, in which case, Tenant shall continue to pay Rent without abatement.

17. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

18. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within three (3) business days of the date due, which failure continues for five (5) days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay any regularly scheduled Rent payment within three (3) business days of the date due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay any regularly scheduled Rent payment on one or more occasions;

(b) Abandonment. Tenant abandons the Premises or any substantial portion thereof;

(c) Estoppel. Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(e) and such failure shall continue for three business days after Landlord’s second written notice thereof to Tenant;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 12(a), and with respect to delivery of evidence of such insurance only, such failure shall continue for five business days after Landlord’s written notice thereof to Tenant;

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(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d) and such failure shall continue for five business days after Landlord’s written notice thereof to Tenant;

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; however, if such failure cannot be cured within such 30-day period (thus excluding, for example, Tenant’s obligation to provide Landlord evidence of Tenant’s insurance coverage) and Tenant commences to cure such failure within such 30-day period and thereafter diligently pursues such cure to completion, then such failure shall not be an Event of Default unless it is not fully cured within an additional 60 days after the expiration of the 30-day period; and

(g) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 18(g), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

19. Remedies. Landlord’s sole remedy for the Event of Default set forth in Subsection 18(b) above (Abandonment) is termination of this Lease. During the existence of any other Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 20(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 20(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 19(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole reasonable discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Complex and Landlord shall not be obligated to accept any prospective tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19(b). If Landlord elects to proceed under this Section 19(b), it may at any time elect to terminate this Lease under Section 19(a);

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(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, except to the extent due to Landlord’s gross negligence or willful misconduct in performing such obligation, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

(d) Suspension of Services. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or

(e) Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

20. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, or otherwise putting the Premises into the condition required at expiration of the Term, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including reasonable brokerage commissions), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

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(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

21. Landlord’s Lien. Tenant’s property, racking, shelves, wall display systems, bins, machinery, fixtures, security devices (including security gates and security cameras), generators, furnishings, equipment, accounts receivable, inventory, and other personal property (collectively, “Tenant’s Property”), however installed or located on or about the Premises, will be and remain the property of Tenant or its lender, service providers, contractors, or vendors (and their respective lenders or contractors) (collectively, “Vendors”) and may be installed, modified, and removed at any time and from time to time during the Term without Landlord’s consent. In no event (including an Event of Default) will Landlord have any lien or other security interest in any of Tenant’s Property located in the Premises or elsewhere, and Landlord hereby expressly waives and releases any lien or other security interest however created or arising to secure the obligations of Tenant under this Lease until such time as Landlord may obtain an enforceable judgment against Tenant from a court with jurisdiction of Tenant or Tenant’s Property, at which time Landlord shall have such lien rights at law and in equity to enforce and collect such judgment and Tenant’s obligations under this Lease. At Tenant’s request and cost, Landlord will execute a lien waiver and access agreement requested by Vendors, in a form reasonably acceptable to Landlord and such Vendors or other institutional lenders, so long as the applicable Vendor agrees (a) to provide Landlord with at least five (5) business days’ notice before exercising any remedy to remove Tenant’s Property; (b) to allow a representative of Landlord to be present during the exercise of any such remedy; (c) to repair and restore any damage caused by the removal of Tenant’s Property; (d) to carry at least the same level of insurance as required of Tenant during any time that such third party is on the Premises; and (e) to indemnify, defend, and hold harmless Landlord from any claims arising out of or relating to such party’s exercise of its rights.

22. Surrender of Premises.

(a) Surrender. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 15 and 16 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). All alterations, additions or improvements made in or upon the Premises shall, at Landlord’s option, (to be exercised pursuant to following sentences), either be removed by Tenant prior to the end of the Term (and Tenant shall repair all damage caused thereby), or shall remain in the Premises at the end of the Term without compensation to Tenant. If (1) Tenant either (a) submits plans and specifications to Landlord for proposed alterations, additions or improvements to the Premises that require Landlord’s review under this Lease, or (b) provides Landlord a Non-Structural Alterations Notice pursuant to Section 8(a) above, and (2) Tenant delivers a Removal Notice (defined below) to Landlord contemporaneously with such submission by Tenant, then Landlord will notify Tenant whether Tenant will be required to remove such alterations, additions or improvements to the Premises at the expiration of the Term. A “Removal Notice” means a written notice from Tenant to Landlord that conspicuously states in bold, uppercase typeface that Tenant will not be required to remove the alterations, additions or improvements in question at the end of the Term unless Landlord notifies Tenant in writing that Landlord will require Tenant to remove such alterations prior to the expiration of the Term. If Tenant does not deliver a Removal Notice to Landlord with respect to any alterations, additions or improvements to the Premises (whether such approval is required hereunder or otherwise), Tenant shall, at Landlord’s written request, remove all such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security interest granted under Section 21. The provisions of this Section 22 shall survive the end of the Term.

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(b) Non-Standard Improvements. Notwithstanding Section 22(a) above, Tenant shall remove such Non-Standard Improvements (defined below) as Landlord requests; however, Tenant shall not be required to remove any Non-Standard Improvements to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. As used herein, “Non-Standard Improvements” means, collectively, any cleanroom space installed by Tenant within the Premises, any roof penetrations, alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture related to such cleanroom or that are not typical warehouse improvements (in Landlord’s commercially reasonable judgment). Tenant shall repair all damage caused by removal of Non-Standard Improvements by Tenant pursuant to this Section 22(b), and upon removal of the Non-Standard Improvements, Tenant shall restore the applicable portions of the Premises to substantially the same condition as of the date of this Lease, including the roof. All such restoration work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All restoration work affecting the Building roof must be performed by Landlord’s roofing contractor, and will not be permitted if it would void or reduce the warranty on the roof.

23. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 150% of the Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 23 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the preceding sentence, Tenant shall not be liable for lost profits or other consequential, punitive or special damages in connection with a holdover after the end of the Term unless Landlord has notified Tenant in writing (“Notice to Vacate”) that Landlord has executed a bona fide letter of intent with another tenant for any portion of the Premises and Tenant fails to vacate the Premises by the later of (i) the date that is thirty (30) days after delivery of the Notice to Vacate, or (ii) the end of the Term.

24. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a) Building Operations. To make inspections, repairs, and replacements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the name of the Building;

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(b) Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; and temporarily denying access to the Building;

(c) Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours, upon reasonable prior notice, to show the Premises to prospective purchasers or lenders; and

(d) Prospective Tenants. At any time during the last 12 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default which remains uncured, to enter the Premises at all reasonable hours, upon reasonable prior notice, to show the Premises to prospective tenants.

In exercising Landlord’s rights pursuant to this Section 24, (i) Landlord shall use reasonable efforts to not materially and adversely interfere with the operations of Tenant’s business, and (ii) Tenant shall have the right to accompany Tenant during such access to the Premises, and to prevent Landlord from entering into secure areas that are identified to Landlord prior to such entry (except in cases of real or apparent emergency). Prior to permitting a prospective purchaser, prospective tenant or any other party not acting on Landlord’s behalf from entering the Premises, Landlord shall use commercially reasonable efforts to obtain non-disclosure agreements from such prospective purchasers or prospective tenants on Tenant’s then form NDA, subject to reasonable comments from such prospective purchaser or prospective tenant.

25. Intentionally Omitted.

26. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b) Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. The provisions of this Section shall survive any expiration or termination of this Lease. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code.

(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party (collectively, “Force Majeure”).

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CBRE, Inc., whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

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(e) Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

(f) Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in the Basic Lease Information. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by electronic mail addressed to the electronic mail address set forth in the Basic Lease Information for the party to be notified with a confirmation copy delivered by another method permitted under this Section 26(f) (i), (ii) or (iii). Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Lease be entered into, executed, terminated, altered, amended or modified by electronic mail or electronic record, except for the delivery or transmission of signatures as expressly provided in Section 26(z). A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Tenant shall be deemed given by Tenant and notices given by counsel to the Landlord shall be deemed given by Landlord. If Landlord sends a default notice or an invoice to Tenant for payment of any rent due hereunder, an email of such default notice and/or invoice shall be sent to Fred Chang (             ), David Kuo (             ), and Ray Du (             ) regardless of any other method of notice sent to the other Tenant notice parties.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

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(h) Amendments; Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except (i) by electronic mail as specifically set forth in Section 26(f) and (ii) for the delivery or transmission of signatures as expressly provided in Section 26(z); nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by electronic mail as specifically set forth in Section 26(f). The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided no Event of Default exists, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(k) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(l) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(m) Recording. Landlord and Tenant shall, contemporaneously with their execution and delivery of this Lease, each execute and acknowledge a memorandum of lease respecting this Lease, substantially in the form of Exhibit J attached hereto, which Tenant shall be permitted to record in the applicable public land records for Fort Bend County, Texas. Within ten (10) days after the end of the Term or if this Lease is earlier terminated, Landlord and Tenant shall enter into such documentation as is reasonably required by Landlord or Tenant to remove the memorandum of record.

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(n) Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(o) Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(p) Financial Reports. Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(p) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs. Notwithstanding anything to the contrary contained herein, so long as Tenant remains a publicly traded company (or a consolidated subsidiary of a publicly traded company) on a nationally recognized stock exchange and with financial statements that are publicly available, Tenant shall not be required to provide or deliver financial statements or any other information required under this subsection.

(q) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. Notwithstanding the foregoing, Tenant’s obligations under this subsection shall never exceed $2,500.00 for any single requested action unless Landlord advises Tenant in advance of the estimate of such costs and allows Tenant to first withdraw such request so as to avoid any such reimbursement obligation.

(r) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, not to be unreasonably withheld. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

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(s) Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease if required by Law (including without limitation those of the United States Securities and Exchange Commission), or in response to a court order or decision or court order or request of a stock exchange, regulatory agency or other authority, to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of such terms and conditions. Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure. Notwithstanding anything to the contrary in this Lease, Landlord acknowledges and agrees that Tenant may file this Lease with the U.S. Securities and Exchange Commission (SEC) as an exhibit to a Current Report on Form 8-K or other periodic report pursuant to the Securities Exchange Act of 1934, as amended, and such disclosure shall not constitute a breach of the confidentiality provisions herein; provided, however, that prior to any such filing, Tenant shall provide Landlord with advance written notice and a reasonable opportunity to review the proposed filing and request redactions. Tenant agrees to incorporate Landlord’s requested redactions to the extent permitted by applicable SEC rules and regulations (without a formal confidential treatment request under applicable SEC regulations).

(t) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(u) Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building or Project, Landlord is not providing any security services with respect to the Premises or Tenant’s Off-Premises Equipment and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any area where Tenant’s Off-Premises Equipment is located or any other breach of security with respect to the Premises or Tenant’s Off-Premises Equipment.

(v) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A – Outline of Premises
Exhibit B – Description of the Land
Exhibit C – Building Rules and Regulations
Exhibit D – Work Letter
Exhibit E – Form of Confirmation of Commencement Date Letter
Exhibit F – Form of Tenant Estoppel Certificate
Exhibit G – Form of SNDA
Exhibit H – Purchase Option
Exhibit I – Insurance for Construction Operations

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(w) Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

(x) Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent and Tenant’s Proportionate Share of Taxes and Insurance Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

(y) No Invasive Testing. Tenant shall not undertake, nor shall Tenant permit any Tenant Party to undertake, any invasive investigation, drilling or sampling of the soil or groundwater at the Project without the prior written consent of Landlord, which consent shall be in Landlord’s sole discretion.

(z) Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Lease. To facilitate execution of this Lease, the parties may execute and exchange signature pages by facsimile or via electronic mail (*.pdf or similar file types). The parties further agree that counterparts of this Lease may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform. All such signatures may be used in the place of original “wet ink” signatures to this Lease and shall have the same legal effect as the physical delivery of an original signature.

27. Environmental Requirements.

(a) Prohibition against Hazardous Materials. Except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or in the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Project, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

(b) Environmental Requirements. The term “Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Section 14 and Exhibit C of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises or the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

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(c) Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Premises or the Project, in a manner and to a level satisfactory to Landlord in its reasonable discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or the Project or require the recording of any deed restriction or notice regarding the Premises or the Project. Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within thirty (30) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Premises or the Project for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises or the Project without the written approval of the Landlord.

(d) Tenant’s Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including diminution in value of the Premises or the Project and loss of rental income from the Project), liabilities (INCLUDING ANY STRICT LIABILITY), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys’ fees, consultant fees or expert fees and including removal or management of any asbestos brought into the Premises or the Project or disturbed in breach of the requirements of this Section 27, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 27 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Section 27 shall survive any expiration or termination of this Lease.

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(e) Inspections and Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 27, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall, within five days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall not undertake, nor shall Tenant permit any Tenant Party to undertake, any invasive investigation, drilling or sampling of the soil or groundwater at the Premises or the Project without the prior written consent of Landlord, which consent shall in Landlord’s sole discretion.

28. Parking. Tenant shall have the exclusive right to use all of the parking spaces associated with the Building. Landlord reserves the right to initiate steps to control the parking utilization through gates, access cards, hang-tags or other means as appropriate. Parking spaces will be available to Tenant without charge during the initial Term. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties.

29. Governmental Applications. Landlord shall reasonably cooperate with Tenant and execute all applications and forms required under Law for Tenant’s building permit, reasonably assist Tenant with all application filings with the entities having jurisdiction over the facility especially related to application signatures, and reasonably cooperate with Tenant in obtaining any economic incentives, provided the foregoing is at no out-of-pocket cost to Landlord.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO DIMINISH THE OBLIGATIONS OF LANDLORD THAT ARE EXPRESSLY SET FORTH ELSEWHERE IN THIS LEASE.

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This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	Hightower Phase I Owner, LLC, a Delaware limited liability company

	By:	Hightower Investor Holdings, LLC, a Delaware limited liability company, its sole member

		By:	CHI Gulf Coast 106 Hightower, L.P., a Delaware limited partnership, its administrative member

			By:	CHI LTH GP, L.L.C., a Delaware limited liability company, its general partner

By: /s/ Cory Driskill
Name: Cory Driskill
Title: Vice President
Execution Date: 5/6/26

TENANT:	Applied Optoelectronics, Inc., a Delaware corporation

By: /s/ Thompson Lin
Name: Thompson Lin
Title: CEO
Execution Date: 5/8/26

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